Exhibit 8.2

November 6, 2008

Board of Directors

OC Financial MHC

Ocean Shore Holding Co.

Ocean City Home Bank

Ocean Shore Holding Co. (new)

1001 Asbury Avenue

Ocean City, NJ 08226

Ladies and Gentlemen:

This letter responds to your request for an opinion (the “Opinion”) of GRANT THORNTON LLP (“Grant Thornton”) concerning the New Jersey income tax (Corporation Business Tax, Alternative Minimum Assessment and Gross Income Tax) consequences relating to the proposed reorganization of the ownership of Ocean City Home Bank (the “Bank”) from a bank with a partially public mutual holding company structure to a fully public stock holding company structure.

In preparing this opinion, we have relied solely on: (i) the facts set forth below; (ii) the representations made to us by the Bank; and (iii) our examination of certain agreements and other documents. Grant Thornton has not, and will not, independently verify the completeness or accuracy of any of these facts or representations unless we have reason to question their veracity. It is understood and agreed that Grant Thornton is relying on these facts and representations in rendering this tax opinion.

STATEMENT OF FACTS

The Bank is a federally chartered stock savings bank headquartered in Ocean City, New Jersey. The Bank operates nine full-service locations in Atlantic and Cape May County, New Jersey. The Bank conducts a community banking business, offering a variety of deposit and loan products to individuals and small businesses in its market area.

In 1998, the Bank reorganized into a stock savings bank with a mutual holding company structure. As part of the reorganization, Ocean Shore Holding Co. (the “Mid-Tier Holding Company”) was formed as a mid-tier holding company that was the sole owner of the Bank. In 2004, a minority of the Mid-Tier Holding Company’s common stock was sold in a subscription offering to its depositors and an employee stock ownership plan. The majority of the Company’s shares were issued to OC Financial MHC (“MHC”). Currently, MHC owns 57.2 percent and public shareholders own 42.8 percent of the Mid-Tier Holding Company’s shares.

As a means to increase capital and growth of its interest-earning assets, the Bank is planning a “second-step” conversion to reorganize its corporate structure from a partially public mutual holding company to a fully public stock holding company. On August 20, 2008, the board of directors of MHC, Mid-Tier Holding Company and the Bank unanimously adopted a Plan of Conversion and Reorganization (the “Plan”), which will be effected as follows:

(i)	The Bank will establish new Ocean Shore Holding Company (the “Company”) as a first-tier wholly-owned subsidiary of the Bank;

(ii)	The Mid-Tier Holding Company will convert to an interim federal stock savings bank (“Interim B”) and simultaneously merge with and into the Bank pursuant to which the Mid-Tier Holding Company will cease to exist (the “Holding Company Merger”);

(iii)	The MHC will convert to an interim federal stock savings bank (“Interim A”) and simultaneously merge with and into the Bank, pursuant to which the MHC will cease to exist (the “MHC Merger”). In connection with the MHC Merger, the shares of the Mid-Tier Holding Company common stock held by the MHC will be canceled and a liquidation account will be established by the Bank for the benefit of certain depositors of the Bank (the “Depositors”);

(iv)	The Company will form an interim federal stock savings bank (“Interim C”) as a wholly owned subsidiary of the Company. Interim C will merge with and into the Bank (the “Bank Merger”). As a result of the Bank Merger: (1) the shares of common stock of the Company held by the Bank shall be extinguished; (2) the shares of the Mid-Tier Holding Company common stock, other than the shares previously held by the MHC, will be converted into the right to receive shares of common stock of the Company based upon an Exchange Ratio (as defined in the Plan), plus cash in lieu of any fractional share interest; and (3) the shares of common stock of Interim C held by the Company will be converted into shares of Bank common stock, with the result that the Bank will become the wholly owned subsidiary of the Company. In addition, as a result of the Bank Merger, options to purchase shares of the Mid-Tier Holding Company common stock that are outstanding immediately before the consummation of the Conversion will be converted into options to purchase shares of Company common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based on the Exchange Ratio; and

(v)	The Company will issue and sell common stock in the offerings as provided in the Plan of Conversion.

For purposes of this opinion, steps (i) through (iv) are collectively referred to as the “Conversion.” As a result of the Conversion, the Bank will become a wholly owned subsidiary of the Company and the outstanding shares of Mid-Tier Holding Company common stock held by persons other than MHC will be converted into the right to receive shares of the Company’s common stock based upon an exchange ratio (as defined in the Plan), plus cash in lieu of any fractional share interest. The common stock will be converted into a number of the Company’s common stock shares so the holders will own approximately the same percentage of the Company’s shares (42.8 percent) that the holders owned in Mid-Tier Holding Company’s shares immediately before the Conversion.

Concurrently with the Conversion, the Company will offer 57.2 percent of its common stock (the “Offering”), which represents the common stock owned by MHC prior to the Conversion, for sale on a priority basis to qualifying depositors and borrowers of the Bank, and tax-qualified employee plans of the Bank,1 with any remaining shares offered to the public in a community offering or a syndicated community offering, or a combination thereof. Following the Conversion and Offering, all of the common stock of the Bank will be owned by the Company, and all of the common stock of the Company will be owned by the public. The Company intends to issue a prospectus substantially in the form contained in the registration statement (the “Prospectus”) explaining the terms and conditions of the Conversion and the Offering.

Those persons who hold depository rights with respect to the Bank on the effective date of the Conversion (the “Effective Date”), will continue to have such rights solely with respect to the Bank following the Conversion. Each deposit account with the Bank on the Effective Date will continue to be a deposit account in the Bank following the Conversion in the same amount and upon the same terms and conditions. Furthermore, all loans of the Bank will retain the same status as before the Conversion and Offering. The amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the Conversion and Offering.

Each depositor in the Bank has a pro rata ownership in MHC based upon the balance in his or her account. As part of the Conversion, a special “liquidation account” will be established by the Bank for the benefit of eligible account holders and supplemental account holders. The account is equal to the greater of (i) Mid-Tier Holding Company’s retained earnings,2 or (ii) 57.2 percent of Mid-Tier Holding Company’s total stockholders’ equity. Thus, each eligible account holder and supplemental eligible account holder, assuming he or she would continue to maintain a deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the Conversion and Offering, to an interest in the liquidation account before any payment to the Company as the sole shareholder of the Bank.3

On the Effective Date, existing shares of Mid-Tier Holding Company will be cancelled and exchanged for shares of the Company. Shareholders will receive shares of the Company based on an exchange ratio determined as of the closing of the Conversion and Offering intended to result in Mid-Tier Holding Company’s existing shareholders owning approximately 42.8 percent of the Company’s common stock, which is the same percentage of Mid-Tier Holding Company stock currently owned by such shareholders. The exchange ratio will adjust based on the number of shares sold in the offering.

The Company’s shareholders will have different shareholder rights arising from the distinctions between the federal stock charter and bylaws of Mid-Tier Holding Company and the certificate of incorporation and bylaws of the Company and from distinctions between laws with respect to federally chartered savings and loan holding companies and New Jersey laws. A description of the differences is provided in the Prospectus under the section entitled “Comparison of Shareholder’s Rights.”

[1]	The employee stock ownership plan intends to purchase an amount of shares equal to 6.8 percent of the shares sold in the Offering.
[2]	As of June 30, 2004, the date of the latest statement of financial condition, Mid-Tier Holding Company had retained earnings of $24.7 million.
[3]

If on any annual close date, commencing December 31, 2008, the amount of any deposit account is less than the amount of such account on June 30, 2007 or September 30, 2008, whichever date is applicable, the interest in the liquidation account relating to such deposit account would be reduced in proportion. Moreover, the interest will cease to exist if such deposit account is closed.

In addition, outstanding options under the 2005 Equity Incentive Plan (as defined in the Prospectus) will convert to options to purchase the Company’s common stock. The number of outstanding options and related per share exercise price will be adjusted based on the exchange ratio. However, the aggregate exercise price, term and vesting period of the outstanding options will remain unchanged.4

Under the Plan, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. Subscription rights granted at no cost to the recipients are legally non-transferable and of short duration, and provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The amount of shares of common stock that these parties may purchase depends on the availability of the common stock after satisfaction of subscriptions having prior rights in the offering and to the maximum and minimum purchase limitations as set forth in the prospectus. Subscription priorities have been established for the allocation of shares of common stock to the extent that common stock is available. In the listed order of priority, Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members, as these terms have been defined in the Prospectus, are eligible to receive these subscription rights. To the extent shares of stock are still available via subscription, a direct community offering, and if necessary, a Syndicated Community Offering, as such terms are defined in the Prospectus, will be held. There are various limitations put on the purchase of these shares.

REPRESENTATIONS

In conjunction with the recital of relevant facts, the thirty-two representations contained in the Certificate of Representations made by the Bank to Kilpatrick Stockton LLP (“Kilpatrick Stockton”) on November 6, 2008 (attached to this opinion as Appendix A), as well as the following additional representations (numbered 33 through 45), are made by the Bank to Grant Thornton pertaining to the Conversion and Offering. With regard to these representations, the term “the Bank” includes the Bank’s management, material owners and related parties.

33.	The Conversion and Offering are not the result of the solicitation by a promoter, broker, or investment firm.

34.	All exchanges will occur on approximately the same date.

35.	Neither the Bank nor any of its subsidiary corporations has a Federal capital loss carryforward, tax credit carryforward or other tax attribute and, to the best knowledge of management, will not have a Federal capital loss, tax credit or other tax attribute for the taxable year in which the Conversion occurs.

[4]	As of June 30, 2008, there were outstanding options to purchase 426,374 shares of Mid Tier Holding Company’s common stock.

36.	Mid-Tier Holding Company incurred a New Jersey net operating loss for the taxable year ended December 31, 2007, and has a New Jersey net operating loss carryover for the taxable year ended December 31, 2008.

37.	The change in ownership of the Bank is not being undertaken under any circumstances for the primary purpose of the use of any New Jersey net operating loss carryover.

38.	The Bank is properly licensed to do business in New Jersey.

39.	The Bank timely files New Jersey Corporation Business Tax returns on a calendar year basis.

40.	The Bank does not have any New Jersey tax liens or other judgments that are currently outstanding.

41.	The Bank is not exempt from New Jersey Corporation Business Tax under Public Law 86-272.

42.	The Conversion and Offering, including without limitation, the formation of Interim C and the Company, the conversion of MHC and Mid-Tier Holding Company into Interim A and Interim B, respectively, the merger of Interim A and Interim B into and with the Bank, and the Bank Merger of Interim C into the Bank has been duly and validly authorized and has been approved and adopted by the Board of Directors of the Bank at a meeting duly called and held, and such transactions have been duly and validly authorized by the Board of Directors of MHC, Mid-Tier Holding Company and the Company, to the extent necessary, at meetings duly called and held.

43.	The Conversion and Offering, and all associated transactions are permissible activities under the current charters of the Bank, Mid-Tier Holding Company, the Company and MHC.

44.	The Bank, Mid-Tier Holding Company, the Company, MHC, Interim A, Interim B, and Interim C will comply with all terms and conditions of the Conversion and Offering, including without limitation, the execution of all documents related to the implementation of the Conversion and Offering.

45.	To the best of the Bank’s knowledge, there are no additional facts that could be considered to be contrary to the information contained in the Statement of Facts section above.

SCOPE OF THE OPINION

The opinion contained in this letter is based on the facts, assumptions and representations stated herein. The Bank has represented to Grant Thornton that it has provided Grant Thornton with all the facts and representations that it knows, or has reason to know, are pertinent to this opinion letter. If any of these facts, assumptions or representations is not entirely complete or accurate, it is imperative that we be informed immediately in writing as the incompleteness or inaccuracy could cause us to change our opinion.

The basis for our conclusions, including the law and our analysis, is presented in the Discussion section of this Opinion Letter. Further, our conclusions are subject to the qualifications and limitations contained throughout the Opinion.

In various sections of this letter, for ease of understanding and as a stylistic matter, we may use language (such as will), which might suggest that we reached a conclusion on an issue at a standard different from a “should” or “more likely than not” opinion. Such language should not be so construed. Our conclusions on any issue discussed in this opinion letter do not exceed a “should” standard.

Our opinion in this letter is limited to that specifically set forth in the heading OPINION. Grant Thornton expresses no opinion, nor is any conclusion implied, with respect to any Federal, local or international tax or legal aspect of the transaction described herein and no opinion with respect to any state tax aspect of the transaction described herein, other than that specifically set forth herein under the heading OPINION. No inference should be drawn on any other matter, including, without limitation: (i) the Bank’s reorganization into a stock savings bank with a mutual holding company structure in 1998; (ii) the formation of Mid-Tier Holding Company as the sole owner of the Bank in 1998; (iii) the sale of a minority of Mid-Tier Holding Company’s common stock in a subscription offering to its depositors and an employee stock ownership plan in 2004; and (iv) the formation of Company described in step (i) of the Conversion. Additional issues may exist that could affect the New Jersey tax treatment of the transactions described in this Opinion, and this opinion does not consider or provide a conclusion with respect to such additional issues. With respect to any significant New Jersey tax issues outside the limited scope of this Opinion, this Opinion was not written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on any taxpayer. With respect to the Federal aspects of the transaction, we have reviewed an opinion issued to the Bank on November 6, 2008 by Kilpatrick Stockton (the “Federal Opinion”). We specifically express no opinion as to the Federal conclusions reached in the Federal Opinion.

In rendering our opinion, we are relying on the relevant provisions of the Internal Revenue Code (“IRC”), the Treasury Regulations promulgated thereunder, Chapter 10A (Corporation Business Tax Act (1945)) of the Revised Statutes of New Jersey, 1937, as amended, the regulations thereunder promulgated by the New Jersey Division of Taxation (the “Division”), and judicial and administrative interpretations thereof, all as in effect on the date of this letter. These authorities are subject to change or modification retroactively and/or prospectively and any such change could affect the validity or correctness of our opinion. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.

This opinion is not binding on the Division, any other tax authority, or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

OPINION

As more fully discussed below, and subject to the conditions and limitations in this letter (including the portion of this letter entitled SCOPE OF THE OPINION), and based on the facts and representations, and assumptions in this letter, it is the opinion of Grant Thornton that:

1.	With respect to the MHC Merger, for purposes of the New Jersey Corporation Business Tax: (i) such transactions should not result in any gain or loss by Interim A, MHC, or the Bank; (ii) MHC’s tax year, more likely than not, would end on the date of the MHC Merger as a result of the merger of MHC into and with the Bank; and (iii) the Bank’s tax year, more likely than not, would not end on the date of the MHC Merger as a result of the MHC Merger.

2.	With respect to the MHC Merger, for purposes of the New Jersey Gross Income Tax, to the extent the Depositors are individuals, estates or trusts subject to the New Jersey Gross Income Tax, the Depositors should not recognize gain or loss upon the issuance to them of interests in the liquidation account of the Bank pursuant to the MHC Merger.

3.	With respect to the Holding Company Merger, for purposes of the New Jersey Corporation Business Tax: (i) such transactions should not result in any gain or loss by Interim B, Mid-Tier Holding Company, or the Bank; (ii) the existing New Jersey net operating loss carryover of Mid-Tier Holding Company, more likely than not, would not be retained by the Bank; (iii) Mid-Tier Holding Company’s tax year, more likely than not, would end on the date of the Holding Company Merger as a result of the merger of Mid-Tier Holding Company into and with the Bank; and (iv) the Bank’s tax year, more likely than not, would not end on the date of the Holding Company Merger as a result of the Holding Company Merger.

4.	With respect to the Bank Merger, whether for purposes of Federal income tax, such transaction is treated as a reorganization subject to IRC Section 368(a)(2)(E) or an exchange subject to Section 351, for purposes of the New Jersey Corporation Business Tax: (i) the Bank Merger should not result in any gain or loss by Interim C, the Bank or the Company; (ii) Interim C’s tax year, more likely than not, would end as a result of the Bank Merger; and (iii) the Bank’s tax year, more likely than not, would not end on the date of the Bank Merger as a result of the Bank Merger.

5.

With respect to the Bank Merger, for purposes of the New Jersey Gross Income Tax, to the extent Mid-Tier Holding Company shareholders are individuals, estates or trust subject to the New Jersey Gross Income Tax:: (i) the shareholders should not recognize gain or loss upon the receipt of shares of common stock of the Company pursuant to the Conversion, except to the extent of any cash received in lieu of a fractional share interest in the Company; (ii) the aggregate tax basis of the shares of the Company’s common stock to be received by the current stockholders of the Mid-Tier Holding Company should be the same as the aggregate tax basis of the Mid-Tier Holding Company’s common stock surrendered in exchange therefore reduced by any amount allocable to a fractional share interest in the Company for which cash is received; (iii) the holding period of the shares of the Company’s common stock to be received by the current stockholders of the Mid-Tier Holding Company should include the holding period of the shares of the Mid-Tier Holding Company common stock, provided that the Mid-Tier Holding Company common stock was held as a capital asset on the date of the Bank Merger; and (iv) a holder of shares of the Mid-Tier Holding Company common stock who receives cash in lieu of a fractional share of Company common stock should recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of the Mid-Tier Holding Company allocable to the fractional share.

6.	With respect to the Offering, for purposes of the New Jersey Corporation Business Tax, no gain or loss should be recognized by the Company upon the sale of shares of common stock in the offerings.

7.	With respect to the Offering, for purposes of the New Jersey Gross Income Tax, to the extent the Eligible Account Holders, Supplemental Eligible Account Holders, and other Depositors are individuals, estates or trusts subject to the New Jersey Gross Income Tax: (i) it is more likely than not that the issuance of subscription rights to Eligible Account Holders, Supplemental Eligible Account Holders and other Depositors to purchase common stock would not result in gain or loss (though to the extent the fair market value of such subscription rights is not zero, gain in the amount of the fair market value of such subscription rights would result); and (ii) the exercise of such subscription rights should not result in any taxable income subject to the New Jersey Gross Income Tax.

8.	With respect to the Offering, for purposes of the New Jersey Gross Income Tax, to the extent the persons who purchase the Company’s common stock are individuals, estates or trusts subject to the New Jersey Gross Income Tax: (i) the purchase of the Company’s common stock in the Subscription and Community offering should not result in gain or loss upon the transfer of cash to the Company in exchange of the Company’s stock; (ii) the basis of the Company’s common stock to its stockholders, more likely than not, would be the purchase price; and (iii) the holding period should begin on the date on which the right to acquire such stock was exercised.

DISCUSSION

Imposition of the New Jersey Corporation Business Tax

The New Jersey Corporation Business Tax is imposed on all domestic and foreign corporations that derive receipts from sources within New Jersey or engage in contacts within New Jersey, in addition to those that have or exercise a corporate franchise, do business, employ or own capital or property, or maintain an office in New Jersey. N.J. REV. STAT. § 54:10A-2. The term “corporation” is defined as any corporation, joint-stock company or association and any business conducted by a trustee or trustees wherein interest or ownership is evidenced by a certificate of interest or ownership or similar written instrument, any other entity classified as a corporation for Federal income tax purposes, and any state or Federally chartered building and loan association or savings and loan association. N.J. REV. STAT. § 54:10A-4(c). As of January 1, 2002, New Jersey has repealed the savings institution tax formerly imposed on certain financial institutions, and accordingly has subjected financial institutions to the Corporation Business Tax.

The starting point in computing the tax base of the New Jersey Corporation Business Tax is entire net income, which is defined as follows:

. . .total net income from all sources, whether within or without the United States, and shall include the gain derived from the employment of capital or labor, or from both combined, as well as profit gained through a sale or conversion of capital assets.

For the purpose of this act, the amount of a taxpayer’s entire net income shall be deemed prima facie to be equal in amount to the taxable income, before net operating loss deduction and special deductions, which the taxpayer is required to report, or, if the taxpayer is classified as a partnership for Federal tax purposes, would otherwise be required to report, to the United States Treasury Department for the purpose of computing its Federal income tax, provided however, that in the determination of such entire net income . . .

N.J. REV. STAT. § 54:10A-4(k).

Accordingly, the Federal taxable income reported by the taxpayer generally is the starting point for determining New Jersey Corporation Business Tax. Federal taxable income is then subject to various state-specific addition and subtraction modifications, which primarily appear within the definition of “entire net income.” Id. None of these modifications relate to Federal nonrecognition rules applicable to reorganizations.

While reorganizations pursuant to IRC Section 368 have not been specifically addressed by statute or regulation, the Division has noted that the fact that reorganization is tax-free at the Federal level is not necessarily controlling for State tax purposes. See State Tax News, Department of Treasury, Division of Taxation, Fall 1995. The Division stated that it was possible that there would be New Jersey state tax liability upon the withdrawal or merger of a New Jersey corporation with a foreign corporation not authorized to do business in the State under the above circumstances. The Division also cited to the following authority supporting its position: (i) N.J. REV. STAT. § 54:50-13 (requiring payment of taxes by an entity prior to merging or consolidating into another entity); (ii) N.J. REV. STAT. § 54:10A-4(k)(3) (which allows the commissioner to properly reflect the entire net income of any taxpayer, determine the year or period in which any item of income or deduction shall be included, without being limited to the method of accounting employed by the taxpayer) and (iii) N.J. ADMIN. CODE tit. 18, § 18:7-14.17, dealing with tax clearance certificates. It appears that this policy to disregard the Federal treatment of reorganization for state tax purposes is restricted to situations where an entity that is part of reorganization is merged or consolidated out of existence without paying tax that is owed to New Jersey. Barring this type of situation, New Jersey should conform to the nonrecognition treatment of transactions that qualify under IRC Sections 368(a)(1)(A), 368(a)(1)(F) or 368(a)(2)(E). In addition, as the Federal Opinion does not address the effect of several IRC sections on the Conversion and Offering, including IRC Sections 361 (nonrecognition of gain or loss to corporations in certain reorganizations), 357 (involving the assumption of liabilities in nonrecognition transactions), 354 (nonrecognition of gain or loss on exchanges of stock and securities in certain reorganizations), 356 (involving receipt of additional consideration), 358 (basis to distributees) 1032 (tax-free exchanges of a corporation’s stock for property), 1223 (the applicable holding period of property) and 362 (basis to corporations), all of which may be implicated in determining the effects of Section 368(a)(1)(A), 368(a)(1)(F) and/or 368(a)(2)(E) transactions, we specifically express no opinion on the effect of these IRC sections for purposes of the New Jersey Corporation Business Tax treatment of the Conversion and Offering. However, the New Jersey Corporation Business Tax should conform to each of these IRC sections. There are no modifications or other adjustments in the New Jersey statutes and regulations that should change the Federal tax treatment required by these IRC sections.

The Division addresses the treatment of nonrecognition transactions under IRC Section 351 in a regulation that states: “No adjustment to Federal taxable income is permitted under this rule for . . . [g]ains or losses not recognized for Federal income tax purposes under Section 351 or similar sections of the Internal Revenue Code but only to the extent that recapture or other provisions of the Code are not paramount to these sections.” N.J. ADMIN. CODE tit. 18, § 18:7-5.4(a).1. Accordingly, New Jersey should conform to the nonrecognition treatment of IRC Section 351 transactions. In addition, as the Federal Opinion does not address the effect of several IRC sections on the Conversion and Offering, including IRC Sections 1012 (general basis rule equal to cost), 358, 1032, 1223 and 362 as cited above, all of which may be implicated in determining the effects of IRC Section 351 transactions, we specifically express no opinion on the effect of these IRC sections for purposes of the New Jersey Corporation Business Tax treatment of the Conversion and Offering. However, the New Jersey Corporation Business Tax should conform to each of these IRC sections. As above, there are no modifications or other adjustments in the New Jersey statutes and regulations that should change the Federal tax treatment required by these IRC sections.

In lieu of the Federal net operating loss deduction, New Jersey allows a somewhat more restrictive net operating loss deduction from entire net income. N.J. REV. STAT. § 54:10A-4(k)(6)(A). The New Jersey net operating loss is allowed to be carried over to each of the seven privilege periods following the period of the loss. N.J. REV. STAT. § 54:10A-4(k)(6)(B). Where a change of 50% or more of the ownership of a corporation results because of redemption or the sale of stock, and the corporation changes the trade or business that gives rise to the loss, no New Jersey net operating loss sustained before the changes are allowed to be carried over to be deducted from income earned after such changes. N.J. REV. STAT. § 54:10A-4(k)(6)(D). Further, the Division has the power to disallow the carryover where the facts support the premise that the corporation was acquired under any circumstances for the primary purpose of the use of its net operating loss carryover. Id. For privilege periods beginning during calendar years 2002 and 2003, no deductions for net operating loss carryovers are allowed. N.J. REV. STAT. § 54:10A-4(k)(6)(E). For privilege periods beginning during calendar years 2004 and 2005, the net operating loss deduction available is limited to

50% of what would otherwise be taken. Id. The special restrictions on the net operating loss deduction for the 2002 through 2005 calendar years do serve to extend the time under which a taxpayer can utilize the net operating loss by one year for each year that either of these restrictions affects the taxpayer. Id.

The distinctions between Federal and New Jersey net operating losses become important in determining the extent to which New Jersey conforms to IRC Section 381, which allows a corporation to use the net operating losses of another corporation under certain circumstances, including reorganizations under IRC Sections 368(a)(1)(A) and 368(a)(1)(F). New Jersey’s position that a New Jersey net operating loss may only be carried over by the actual corporation that sustained the loss, and not to successor corporations of corporations that have merged out of existence was first contained in a Division regulation (N.J. ADMIN. CODE tit. 18, § 18:7-5.13(b)), which was upheld in Richard’s Auto City, Inc, v. Director, Division of Taxation, New Jersey Supreme Court, 659 A.2d 1360 (N.J. 1995). In Richard’s Auto City, the New Jersey Supreme Court held that the New Jersey legislature did not incorporate loss carryovers with respect to reorganizations and as such, there was no counterpart to IRC Section 381 in the New Jersey Corporation Business Tax Act. The regulation was codified by statute for tax years beginning on or after January 1, 2002. The statute states that for Federal income tax purposes, a corporation allowed to use the net operating losses of another entity following certain transactions (including IRC Section 368(a)(1)(A) and 368(a)(1)(F) reorganizations), is only allowed to carry over and deduct a net operating loss if that corporation sustains the loss. N.J. REV. STAT. § 54:10A-4.5. The statute, as well as the rationale in Richard’s Auto City was upheld by the New Jersey Supreme Court in A.H. Robins Company, Inc. v. Director, Division of Taxation, 861 A.2d 131 (N.J. 2004).

Judging from the content of the statute, regulation and case law on point, it appears that New Jersey’s nonconformity to IRC Section 381 is, more likely than not, limited to the Federal provision that allows, under certain circumstances, the transfer of net operating losses from one corporation to a second corporation in the context of a reorganization. Accordingly, where a corporation undergoes an IRC Section 368(a)(1)(F) reorganization and remains the same corporation in the same historic line of business, the New Jersey net operating loss carryover, more likely than not, would be retained by that corporation. However, where a corporation undergoes an IRC Section 368(a)(1)(A) reorganization and is not the surviving entity, the New Jersey net operating loss carryover, more likely than not, would be lost.

With respect to the issue of whether the New Jersey Corporation Business Tax year ends as a result of the reorganization of a corporation under IRC Sections 368(a)(1)(A), 368(a)(1)(F) or 368(a)(2)(E), a New Jersey regulation requires that a short-period tax return be filed in the case wherever a corporation has a partial year during which it has or had a taxable status in New Jersey. N.J. ADMIN. CODE tit. 18, § 18:7-12.1(a). According to the regulation, some of the circumstances which require the filing of short-period returns include a corporation which dissolves, merges, consolidates, withdraws, surrenders or otherwise ceases to have a taxable status in New Jersey prior to the close of a 12-month account period. N.J. ADMIN. CODE tit. 18, § 18:7-12.1(b).3. However, where a corporation undergoes a Section 368(a)(1)(F) reorganization and remains the same corporation, none of the circumstances necessitating a New Jersey short-period return would apply. In addition, New Jersey’s limited restrictions on its conformity to IRC Section 381 do not appear to relate to the treatment of a corporation’s tax year ending as a result of a reorganization. It should be noted that the Division has informally provided verbal guidance to Grant Thornton noting that a taxpayer has the choice of ending the tax year as of the date of the reorganization, or continuing the tax year, as per guidance contained in the Federal Opinion regarding reorganizations pursuant to IRC Section 368(a)(1)(F). Accordingly, it appears more likely than not that instead of requiring a short-period return, the general Federal conformity rule in New Jersey would apply to allow a reorganized corporation under IRC Section 368(a)(1)(F) to continue the tax year in line with Federal practice. However, in the case of an IRC Section 368(a)(1)(A) or 368(a)(2)(E) reorganization, it appears more likely than not that New Jersey would require the filing of a short-period return for the entity that ceases to have a taxable status in New Jersey. N.J. ADMIN. CODE tit. 18, § 18:7-12.1(b).3.

Computation of the New Jersey Alternative Minimum Assessment (AMA)

The tax liability of a corporation subject to taxation in New Jersey is the greater of the Corporation Business Tax or the AMA, which was created by the 2002 Tax Reform Act. N.J. REV. STAT. § 54:10A-5. Taxpayers elect to calculate the AMA for a five-year period by using either New Jersey gross profits or New Jersey gross receipts. N.J. REV. STAT. § 54:10A-5a.c. New Jersey gross receipts are defined as:

“the receipts of the taxpayer for the privilege period, computed on the cash or accrual basis according to the method of accounting used in the computation of its net income for Federal tax purposes arising during the privilege period from:

(1) sales of its tangible personal property located within this State at the time of the receipt of or appropriation to the orders where shipments are made to points within this State,

(2) sales of tangible personal property located without the State at the time of the receipt of or appropriation to the orders where shipment is made to points within the State,

(3) services performed within the State,

(4) rentals from property situated, and royalties from the use of patents or copyrights, within the State,

(5) all other business receipts earned within the State.”

New Jersey gross profits are defined as New Jersey gross receipts minus the cost of goods sold. N.J. REV. STAT. § 54:10A-5a.

The AMA expired for privilege periods beginning after June 30, 2006, except for taxpayers exempt from corporation net income taxation under Pub.L. 86-272. N.J. REV. STAT. § 54:10A-5a(e). If the AMA were applicable to a taxpayer exempt from corporation net income taxation under Pub.L. 86-272, in determining the amount of New Jersey gross receipts, a consideration of the taxpayer’s receipts reported for Federal purposes would be required. However, since a nonrecognition transaction for Federal purposes under IRC

Section 351 and a tax-free reorganization transaction under IRC Sections 368(a)(1)(A), 368(a)(1)(F) or 368(a)(2)(E) should not require a taxpayer to include gross receipts from such transactions for Federal corporate income tax purposes, a taxpayer should not have to include gross receipts from these transactions in its AMA calculation. As a result, there should be no AMA impact in determining New Jersey Corporation Business Tax liability where the tax consequences of a nonrecognition transaction for Federal purposes under IRC Section 351 and a tax-free reorganization transaction under IRC Sections 368(a)(1)(A), 368(a)(1)(F) or 368(a)(2)(E) are being considered.

Imposition of the New Jersey State Gross Income Tax

The New Jersey State Gross Income Tax is imposed on the New Jersey gross income of individuals, estates and most trusts. N.J. REV. STAT. § 54A:2-1. New Jersey gross income is comprised of various types of income, including net gains or net income, less net losses, derived from the sale, exchange or other disposition of property. N.J. REV. STAT. § 54:5-1.c. Net gains or income from the disposition of property are determined in accordance with the method of accounting allowed for Federal income tax purposes. Id. For the purpose of determining gain or loss, the basis of property is generally, the adjusted basis used for Federal income tax purposes. Id. The statute explicitly excludes Federal nonrecognition transactions from the scope of the term “net gains or net income.” Id. This provision precludes the imposition of New Jersey Gross Income Tax on IRC Section 351 transactions that result in tax-free treatment. In addition, certain reorganizations are excluded from the term “sale, exchange or other disposition.” Id. The term “reorganization” includes the following types of transactions:

•	“A statutory merger or consolidation,” which is a reorganization under IRC Section 368(a)(1)(A). N.J. REV. STAT. § 54A:5-1.c(i).

•	“A mere change in identity, form, or place of organization however effected,” which is a reorganization under IRC Section 368(a)(1)(F). N.J. REV. STAT. § 54A:5-1.c(vi).

•

“A transaction otherwise qualifying under [N.J. REV. STAT. § 54A:5-1.c(i)] shall not be disqualified by reason of the fact that stock of a corporation (referred to in this subclause as the “controlling corporation”) which before the merger was in control of the merged corporation is used in the transaction, if after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction); and in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation,” which describes a reorganization under IRC Section 368(a)(2)(E). N.J. REV. STAT. § 54A:5-1.c(viii).

Finally, the taxpayer’s basis for stock or securities received in an exchange or conversion is the same as the taxpayer’s actual or attributed basis for the stock, securities or property surrendered in exchange therefor. N.J. REV. STAT. § 54A:5-1.c.

Accordingly, a taxpayer that is a party to a transaction that qualifies for nonrecognition treatment of transactions that qualify under IRC Sections 351, 368(a)(1)(A), 368(a)(1)(F) or 368(a)(2)(E) should be subject to tax-free treatment under the New Jersey Gross Income Tax, except to the extent a taxpayer receives cash in lieu of a shareholder interest in a stock. In addition, as the Federal Opinion does not address the effect of several IRC sections on the Conversion and Offering, including IRC Sections 354, 356, 358, 1032, 1223, 362 and 1012, all of which may be implicated in determining the effects of IRC Section 351, 368(a)(1)(A), 368(a)(1)(F) or 368(a)(2)(E) transactions, we specifically express no opinion on the effect of these IRC sections for purposes of the New Jersey Gross Income Tax treatment of the Conversion and Offering. However, the New Jersey Gross Income Tax should conform to each of these IRC sections. There are no modifications or other adjustments in the New Jersey statutes and regulations that should change the Federal tax treatment required by these IRC sections.

Application of New Jersey Corporation Business Tax and Gross Income Tax to the Conversion

Conclusions 1, 2 and 11 of the Federal Opinion pertain to the Federal tax treatment of the MHC Merger. Conclusions 1 and 2 of the Federal Opinion deal with the Federal tax treatment of Interim A, MHC and the Bank. If pursuant to conclusions 1 and 2 of the Federal Opinion, the conversion of MHC from mutual form to Interim A qualifies as a reorganization within the meaning of IRC Section 368(a)(1)(F), and the MHC Merger qualifies as a reorganization within the meaning of IRC Section 368(a)(1)(A), and no Federal gain or loss is recognized by Interim A, MHC or the Bank as a result of these transactions, such transactions should not result in any gain or loss by Interim A, MHC or the Bank for purposes of the New Jersey Corporation Business Tax. New Jersey should conform to IRC Sections 368(a)(1)(A) and 368(a)(1)(F) and there are no specific modifications or adjustments that should alter conformity to these sections. Further, MHC’s tax year, more likely than not, would end on the date of the MHC Merger as a result of the merger of MHC into and with the Bank. However, the Bank’s tax year, more likely than not, would not end on the date of the MHC Merger as a result of the MHC Merger because such entity will still have a New Jersey tax filing status following the MHC Merger.

Conclusion 11 of the Federal Opinion deals with the Federal tax treatment of the Depositors that receive interests in the liquidation account in the Bank following the MHC Merger. If pursuant to conclusion 11 of the Federal Opinion, the Depositors of the Bank do not recognize a gain or loss on the issuance to them interests in the liquidation account of the Bank as a result of the MHC Merger, then such issuance should not result in any New Jersey gain or loss by the Eligible Account Holders and Supplemental Eligible Account Holders to the extent such holders are subject to the New Jersey Gross Income Tax. The Federal tax consequences of the MHC Merger with respect to this issue are generally governed by IRC Section 354(a). New Jersey should conform to this IRC section, and there are no specific modifications or adjustments that should alter conformity to this section.

Conclusions 3 and 4 of the Federal Opinion pertain to the Federal tax treatment of the Holding Company Merger with respect to Interim B, Mid-Tier Holding Company and the Bank. If pursuant to conclusions 3 and 4 of the Federal Opinion, the conversion of Mid-Tier

Holding Company to Interim B qualifies as a reorganization within the meaning of IRC Section 368(a)(1)(F), and the Holding Company Merger qualifies as a reorganization within the meaning of IRC Section 368(a)(1)(A), and no Federal gain or loss is recognized by Interim B, Mid-Tier Holding Company or the Bank as a result of these transactions, such transactions should not result in any gain or loss by Interim B, Mid-Tier Holding Company or the Bank for purposes of the New Jersey Corporation Business Tax. New Jersey should conform to IRC Sections 368(a)(1)(A) and 368(a)(1)(F) and there are no specific modifications or adjustments that should alter conformity to these sections.

The historic net operating loss carryforward of Mid-Tier Holding Company, more likely than not, would not be retained by the Bank. Although Mid-Tier Holding Company’s net operating loss carryforward likely would be retained by Interim B, the simultaneous merger of Interim B with and into Bank likely would prevent Bank from using the net operating loss carryforward because of New Jersey’s restriction on the transferability of this tax attribute. In addition, Mid-Tier Holding Company’s tax year, more likely than not, would end on the date of the Holding Company Merger as a result of the merger of Mid-Tier Holding Company into and with the Bank. However, the Bank’s tax year, more likely than not, would not end on the date of the Holding Company Merger as a result of the Holding Company Merger because such entity will still have a New Jersey tax filing status.

Conclusions 5 through 9 of the Federal Opinion pertain to the Federal tax treatment of the Bank Merger. Conclusion 5 of the Federal Opinion deals with the Federal tax treatment of the corporations subject to the Bank Merger. If pursuant to Conclusion 5, the Bank Merger qualifies as either a reorganization under IRC Section 368(a)(2)(E) or an exchange under IRC Section 351(a) and the Bank Merger does not result in any gain or loss by Interim C, the Bank or the Company as a result of these transactions, such transactions should not result in any gain or loss by Interim C, the Bank or the Company for purposes of the New Jersey Corporation Business Tax. New Jersey should conform to IRC Sections 368(a)(2)(E) and 351, and there are no specific modifications or adjustments that should alter conformity to these sections. Further, Interim C’s tax year, more likely than not, would end on the date of the Bank Merger. However, the Bank’s tax year, more likely than not, would not end on the date of the Bank Merger as a result of the Bank Merger because such entity will still have a New Jersey tax filing status.

Conclusions 6 through 9 of the Federal Opinion deal with the Federal tax treatment of the current shareholders of Mid-Tier Holding Company. If pursuant to conclusion 6 of the Federal Opinion, the current shareholders of Mid-Tier Holding Company do not recognize any Federal gain or loss on the receipt of shares of common stock of the Company pursuant to the Bank Merger, except to the extent a shareholder receives cash in lieu of a share interest in the Company, then the transaction should not result in any New Jersey gain or loss by the shareholders to the extent such holders are subject to the New Jersey Gross Income Tax. The Federal tax consequences of the Bank Merger with respect to this issue are generally governed by IRC Section 354(a). New Jersey should conform to this IRC section and there are no specific modifications or adjustments that should alter conformity to this section.

If pursuant to conclusions 7 and 8 of the Federal Opinion, the aggregate tax basis of the shares of the Company’s common stock received by the current shareholder of Mid-Tier Holding Company is the same as the aggregate tax basis of the Mid-Tier Holding Company common stock surrendered in the exchange (reduced by any amount allocable to a fractional share interest in the Company for which cash is received) and the holding period for the shares of the Company’s common stock received by the current shareholders of Mid-Tier Holding Company includes the holding period of the shares of Mid-Tier Holding Company common stock, provided that Mid-Tier Holding Company common stock was held as a capital asset on the date of the Bank Merger, then such treatment should also be followed for purposes of the New Jersey Gross Income Tax. The Federal tax consequences of the Bank Merger with respect to these issues are generally governed by IRC Sections 1223(2) and 362(b). New Jersey should conform to these IRC sections and there are no specific modifications or adjustments that should alter conformity to these sections.

If pursuant to conclusion 9 of the Federal Opinion, a shareholder of Mid-Tier Holding Company receiving cash in lieu of a fractional share of Company common stock recognizes a Federal gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of the Mid-Tier Holding Company allocable to the fractional share (regardless of whether such gain or loss is classified as a long-term capital gain or loss), then such shareholders should incur a New Jersey gain or loss to the extent such holders are subject to the New Jersey Gross Income Tax. The Federal tax consequences of the Bank Merger with respect to this issue are generally governed by IRC Sections 354(a), 356(a) and 358(a). New Jersey should conform to these IRC sections, and there are no specific modifications or adjustments that should alter conformity to these sections.

Conclusions 10, 12 and 13 of the Federal Opinion pertain to the Federal tax treatment of the Offering. Conclusion 10 of the Federal Opinion deals with the Federal tax treatment of the Company with respect to its sale of common stock in the Offering. If pursuant to conclusion 10 of the Federal Opinion, the Company recognizes no gain or loss on its receipt of cash in exchange for the Company’s common stock, the transaction should not result in any gain or loss by the Company for purposes of the New Jersey Corporation Business Tax. The Federal tax consequences of the Offering with respect to these issues are generally governed by IRC Section 1032(a). New Jersey should conform to this IRC section and there are no specific modifications or adjustments that should alter conformity to this section.

Conclusion 12 of the Federal Opinion deals with the Federal tax treatment of Depositors receiving and exercising subscription rights in conjunction with the Offering. If pursuant to conclusion 12 of the Federal Opinion, it is more likely than not that the fair market value of the subscription rights to purchase common stock is zero, and no gain or loss is recognized by Eligible Account Holders, Supplemental Eligible Account Holders and other Depositors upon the distribution to them of nontransferable subscription rights to purchase shares of the Company’s common stock, then the transaction, more likely than not, would not result in any gain or loss by the Eligible Account Holders, Supplemental Eligible Account Holders and other Depositors to the extent such holders and depositors are subject to the New Jersey Gross Income Tax. If the fair market value of the subscription rights is not zero, and the Eligible Account Holders, Supplemental Eligible Account Holders and other Depositors realize and recognize gain in the amount of the fair market value of the subscription rights, then the transaction should result in New Jersey gain by the Eligible Account Holders, Supplemental Eligible Account Holders and other Depositors to the extent such holders and depositors are subject to the New Jersey Gross Income Tax. The Federal tax consequences of the Offering with respect to this issue are generally governed by IRC Section 356(a). New Jersey should conform to this IRC section, and there are no specific modifications or adjustments that should alter conformity to this section.

Further, if Eligible Account Holders, Supplemental Eligible Account Holders and other Depositors do not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights, then such exercise should not result in any taxable income subject to the New Jersey Gross Income Tax. The Federal tax consequences of the Offering with respect to this issue are generally governed by Rev. Rul. 56-572, 1956-2 C.B. 182, which interprets IRC Section 305(a), dealing with distributions of stock and stock rights. New Jersey should conform to this IRC section and revenue ruling issued by the Internal Revenue Service (IRS), and there are no specific modifications or adjustments that should alter conformity to this section or IRS revenue ruling.

Conclusion 13 of the Federal Opinion deals with the Federal tax treatment of the Company’s stockholders in conjunction with stock purchased through the Offering. If pursuant to conclusion 13 of the Federal Opinion, it is more likely than not that the basis of the Company’s common stock to its stockholders is the purchase price thereof, and the holding period of the common stock purchased pursuant to the exercise of subscription rights commences on the date on which the right to acquire such stock was exercised, such treatment should also be followed for purposes of the New Jersey Corporation Business Tax (i.e., the basis, more likely than not, would be the purchase price, and the holding period should begin on the date on which the right to acquire such stock was exercised). The Federal tax consequences of the Offering with respect to this issue are generally governed by IRC Sections 1012 and 1223(6). New Jersey should conform to these IRC sections and there are no specific modifications or adjustments that should alter conformity to these sections.

*    *    *    *    *

The conclusions in this letter are based upon the facts set forth above. We have relied upon the accuracy of these facts and have not independently verified any of them. If the actual facts are otherwise, our conclusions might be different. Further, the conclusions are based upon the law, regulations and interpretations existing as of the date of this letter and no obligation is undertaken to update the conclusions should the law, regulations or interpretations subsequently change. Our conclusions are based upon our interpretations of the relevant authorities, they are not binding on any tax authority and we do not guarantee the Division or the courts will reach the same conclusions. Finally, our analysis is not intended as a discussion of the tax law beyond that which is essential to reach the conclusions set out herein with respect to the facts set out herein. Exceptions, alternatives and contrary rules may apply to alternative facts.

This letter is intended for the use of the bank and its professional advisors. No obligation is assumed with respect to any other persons for the conclusions set forth in this letter. Other persons interested in the subject matter should consult with their own tax advisors.

We consent to the filing of this opinion as an exhibit to the registration statement filed with regard to the transactions described herein and the related applications for conversion and merger.

We appreciate being chosen to prepare this letter. If you have any questions or comments regarding the information contained herein, please contact Chris Hopkins at (215) 814-1760 or Giles Sutton at (704) 632-6885.

Very truly yours,

Grant Thornton LLP

APPENDIX A

Certificate of Representations

I, Steven E. Brady, President and Chief Executive Officer of OC Financial MHC (the “MHC”), Ocean Shore Holding Co., a federal corporation (the “Mid-Tier Holding Company”), Ocean City Home Bank (the “Bank”) and Ocean Shore Holding Co., a New Jersey corporation (the “Company”), do hereby certify that the following statements, representations, and declarations are made in support of the federal tax opinion to be issued by Kilpatrick Stockton LLP, and the state tax opinion of Grant Thornton LLP, in connection with the transactions contemplated by the Plan of Conversion and Reorganization dated August 20, 2008 (the “Plan of Conversion”). All capitalized terms have the same meaning as in the federal tax opinion, unless otherwise indicated.

1.	The fair market value of the interest of each depositor of the Bank who is an Eligible Account Holder or Supplemental Eligible Account Holder in the Liquidation Account established at the Bank will be approximately equal to the fair market value of the voting and liquidation rights surrendered by such depositors in the exchange.

2.	The Bank has no plan or intention to reacquire any portion of the Liquidation Account or the Subscription Rights transferred to the depositors of the Bank who are Eligible Account Holders and Supplemental Eligible Account Holders in exchange for their voting and liquidation rights in the Bank.

3.	The Bank has no plan or intention to sell or otherwise dispose of any of the assets of the MHC acquired in the MHC Merger, except for dispositions made in the ordinary course of business or transfers described in Internal Revenue Code (“IRC”) §368(a)(2)(C).

4.	The liabilities of the MHC assumed by the Bank, if any, and the liabilities to which the transferred assets of the MHC are subject, if any, were incurred by the MHC in the ordinary course of business.

5.	Following the MHC Merger, the Bank will continue its historic business, the historic business of the MHC or use a significant portion of the MHC’s historic business assets in the Bank’s business.

6.	The Bank, the MHC, the Mid-Tier Holding Company, and depositors of the Bank will pay their respective expenses, if any, incurred in connection with the MHC Merger.

7.	There is no inter-corporate indebtedness existing between the MHC and the Bank that was issued, acquired or will be settled at a discount.

8.	No parties to the MHC Merger are investment companies as defined in IRC §§368(a)(2)(F)(iii) and (iv).

9.	The MHC is not under the jurisdiction of a court in a title 11 bankruptcy or similar case within the meaning of IRC §368(a)(3)(A).

10.	The fair market value of the assets of the MHC transferred to the Bank will equal or exceed the sum of the liabilities assumed by the Bank plus the amount of the liabilities, if any, to which the transferred assets are subject.

11.	The fair market value of the Company common stock to be received by each Mid-Tier Holding Company shareholder (other than the MHC) will be approximately equal to the fair market value of the Mid-Tier Holding Company stock surrendered in the exchange, reduced by any amount of cash received in exchange for a fractional share interest in the Company.

12.	The Bank has no plan or intention to acquire any portion of the Company common stock to be received by the Mid-Tier Holding Company shareholders in the Conversion.

13.	The Bank has no plan or intention to sell or otherwise dispose of any of the assets of the Mid-Tier Holding Company acquired in the Holding Company Merger, except for dispositions made in the ordinary course of business or transfers described in IRC §368(a)(2)(C).

14.	The liabilities of the Mid-Tier Holding Company assumed by the Bank, if any, and the liabilities to which the transferred assets of the Mid-Tier Holding Company are subject, if any, were incurred by the Mid-Tier Holding Company in the ordinary course of business.

15.	Following the Holding Company Merger, the Bank will continue its historic business, the historic business of the Mid-Tier Holding Company or use a significant portion of the Mid-Tier Holding Company’s historic business assets in the Bank’s business.

16.	The Bank, the Mid-Tier Holding Company, the MHC, the shareholders of the Mid-Tier Holding Company, and the depositors of the Bank will pay their respective expenses, if any, incurred in connection with the Holding Company Merger.

17.	Following the Bank Merger, the Bank will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of Interim C’s net assets (other than stock of the Company distributed to the Mid-Tier Holding Company’s shareholders in the Conversion) and at least 70% of the fair market value of Interim C’s gross assets (other than stock of the Company distributed to the Mid-Tier Holding Company’s shareholders in the Conversion) held immediately prior to the Bank Merger. For purposes of this representation, amounts paid by the Bank or Interim C to dissenters, amounts paid by the Bank or Interim C to shareholders who receive cash or other property, amounts used by the Bank or Interim C to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Bank will be included as assets of the Bank or Interim C, respectively, immediately prior to the Bank Merger.

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18.	The Bank has no plan or intention to sell or otherwise dispose of any of the assets of Interim C acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in IRC §368(a)(2)(C).

19.	Prior to the Bank Merger, the Company will be in control of Interim C within the meaning of IRC §368(c).

20.	The Bank has no plan or intention to issue additional shares of its stock that would result in the Company losing control of the Bank within the meaning of IRC §368(c).

21.	The Company has no plan or intention to reacquire any of its stock issued in the Conversion.

22.	The Company has no plan or intention to liquidate the Bank, to merge the Bank with or into another corporation, to sell or otherwise dispose of the stock of the Bank, except for transfers of stock to corporations controlled by the Company, or to cause the Bank to sell or otherwise dispose of any of its assets or any of the assets acquired from Interim C, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Bank.

23.	Interim C will have no liabilities to be assumed by the Bank and will not transfer to the Bank any assets subject to liabilities in the Bank Merger.

24.	Following the Bank Merger, the Bank will continue its historic business or use a significant portion of its historic business assets in a business.

25.	The Company, Interim C, and the Bank will pay their respective expenses, if any, incurred in connection with the Bank Merger.

26.	There is no inter-corporate indebtedness existing between the Company and the Bank or between Interim C and the Bank that was issued, acquired, or will be settled at a discount.

27.	In the Bank Merger, shares of the Bank stock representing control of the Bank, as defined in IRC §368(c), will be exchanged solely for voting stock of the Company. For purposes of this representation, shares of the Bank stock exchanged for cash or other property originating with the Company will be treated as outstanding Bank stock on the date of the Bank Merger.

28.	At the time of the Conversion, the Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Bank that, if exercised or converted, would affect the Company’s acquisition or retention of control of the Bank, as defined in IRC §368(c).

29.	The Company does not own, nor has it owned during the past five years, any shares of stock of the Bank.

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30.	No parties to the Bank Merger are investment companies as defined in IRC §§368(a)(2)(F)(iii) and (iv).

31.	On the date of the Bank Merger, the fair market value of the assets of the Bank will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

32.	The Bank is not under the jurisdiction of an court in a title 11 bankruptcy or similar case within the meaning of IRC §368(a)(3)(A).

I understand that any change in facts or in the execution of this transaction could cause a modification of the opinion of Kilpatrick Stockton LLP or the opinion of Grant Thornton LLP. Since these representations are being offered in advance of the closing of this transaction, I will undertake to promptly notify Kilpatrick Stockton LLP and Grant Thornton LLP if I discover at any time following the date hereof that any of the above representations cease to be true, correct and/or complete.

[signature page follows]

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This Certificate of Representations was executed by a duly-authorized officer of the undersigned entities on this 6th day of November, 2008.

OCEAN CITY HOME BANK

By:	/s/ Steven E. Brady
Steven E. Brady
President and Chief Executive Officer

OC FINANCIAL MHC

By:	/s/ Steven E. Brady
Steven E. Brady
President and Chief Executive Officer

OCEAN SHORE HOLDING CO., a federal corporation

By:	/s/ Steven E. Brady
Steven E. Brady
President and Chief Executive Officer

OCEAN SHORE HOLDING CO., a New Jersey corporation

By:	/s/ Steven E. Brady
Steven E. Brady
President and Chief Executive Officer

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